As filed with the Securities and Exchange Commission on June 10, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SunEdison Semiconductor Limited

(Exact name of registrant as specified in its charter)

Singapore	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11 Lorong 3 Toa Payoh Singapore	319579
(Address of Principal Executive Offices)	(Zip Code)

SunEdison Semiconductor Limited 2014 Long-Term Incentive Plan

SunEdison Semiconductor Limited 2014 Non-Employee Director Incentive Plan

(Full title of the plans)

C T Corporation System

111 Eighth Avenue

New York, New York 10011

Phone: (212) 590-9070

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Ordinary Shares, no par value	11,000,000 shares(1)	$15.64	$172,040,000	$22,159

(1)	Consists of 10,000,000 ordinary shares, no par value (the “Ordinary Shares”), of SunEdison Semiconductor Limited, a Singapore public limited company (the “Registrant”), that may be issued pursuant to the SunEdison Semiconductor Limited 2014 Long-Term Incentive Plan and 1,000,000 Ordinary Shares that may be issued pursuant to the SunEdison Semiconductor Limited 2014 Non-Employee Director Incentive Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plans, relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low sale prices of the Registrant’s Ordinary Shares as reported on the NASDAQ Global Select Market on June 5, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:

(a)    the Registrant’s prospectus contained in the Registrant’s Registration Statement on Form S-1 as amended (Registration No. 333-191052);

(b)    the Registrant’s Current Reports on Form 8-K filed May 28, 2014 and June 2, 2014; and

(c)    the description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36460) filed with the Commission on May 19, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

Section 172 of the Singapore Companies Act prohibits a company from indemnifying its officers (including directors acting in an executive capacity) or auditors against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to us. However, a company is not prohibited from (a) purchasing and maintaining for any such individual insurance against any such liability, or (b) indemnifying such individual against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court.

Subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the Registrant, the Registrant’s articles of association provide that each of its directors and officers and those of its subsidiaries and affiliates shall be entitled to be indemnified by the Registrant or such subsidiary against any liability incurred by him or her arising out of or in connection with any acts, omissions or conduct, actual or alleged, by such individual acting in his or her capacity as either director, officer, secretary or employee of the Registrant or the relevant subsidiary, except to such extent as would not be permitted under applicable Singapore laws or which would otherwise result in such indemnity being void in accordance with the provisions of the Singapore Companies Act.

The Registrant may indemnify its directors and officers against costs, charges, fees and other expenses that may be incurred by any of them in defending any proceedings (whether civil or criminal) relating to anything done or omitted or alleged to be done or omitted by such person acting in his or her capacity as a director, officer or employee of the Registrant, in which judgment is given in his or her favor, or in which he or she is acquitted or in which the courts have granted relief pursuant to the provisions of the Singapore Companies Act or other applicable statutes, provided that such indemnity shall not extend to any liability which by law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to the Registrant, or which would otherwise result in such indemnity being voided under applicable Singapore laws. No director or officer of the Registrant shall be liable for any acts, omissions, neglects, defaults or other conduct of any other director or officer, and to the extent permitted by Singapore law, the Registrant shall contribute to the amount paid or payable by a director or officer in such proportion as is appropriate to reflect the relative fault of such director or officer, taking into consideration any other relevant equitable considerations, including acts of other directors or officers and the Registrant, and the relative fault of such parties in respect thereof.

In addition, no director, managing director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by the Registrant, through the insufficiency or deficiency of title to any property acquired by order of the directors for the Registrant or for the insufficiency or deficiency of any security upon which any of the Registrant’s moneys are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, default, breach of duty or breach of trust.

The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements will require the Registrant to indemnify these individuals to the fullest extent permitted under Singapore law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. These indemnification rights are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s articles of association, agreement, vote of shareholders or disinterested directors or otherwise if he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties or to be in default thereof, or where the Singapore courts have declined to grant relief.

The Registrant expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

Item 9.	Undertakings.

(a)    The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Peters, State of Missouri, on June 10, 2014.

SUNEDISON SEMICONDUCTOR LIMITED

By:	/s/ Shaker Sadasivam
	Name:	Shaker Sadasivam
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Sally Townsley and Jeffrey Hall, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Shaker Sadasivam Shaker Sadasivam	President, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2014

/s/ Jeffrey L. Hall Jeffrey L. Hall	Executive Vice President Finance & Administration and Chief Financial Officer (Principal Financial Officer)	June 10, 2014

/s/ Antonio R. Alvarez Antonio R. Alvarez	Director	June 10, 2014

/s/ Gideon Argov Gideon Argov	Director	June 10, 2014

/s/ Michael F. Batholomeusz Michael F. Batholomeusz	Director	June 10, 2014

/s/ Jeffrey A. Beck Jeffrey A. Beck	Director	June 10, 2014

/s/ Justine F. Lien Justine F. Lien	Director	June 10, 2014

/s/ Brian A. Wuebbels Brian A. Wuebbels	Director	June 10, 2014

/s/ Abdul Jabbar Bin Karam Din Abdul Jabbar Bin Karam Din	Director	June 10, 2014

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Memorandum and Articles of Association of SunEdison Semiconductor Limited (incorporated by reference to Exhibit 3.1 on the Registrant’s Registration Statement on Form S-1 (No. 333-191052), filed with the Commission on May 19, 2014).

4.2*	Specimen Stock Certificate.

5.1	Opinion of Rajah & Tann LLP, with respect to the legality of the Ordinary Shares being registered hereby.

23.1	Consent of KPMG LLP.

23.2	Consent of Rajah & Tann LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages of this Registration Statement).

99.1*	SunEdison Semiconductor Limited 2014 Long-Term Incentive Plan.

99.2*	SunEdison Semiconductor Limited 2014 Non-Employee Director Incentive Plan.

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-191052), as declared effective on May 21, 2014.